EXHIBIT 8.1

Thompson & Knight llp

AUSTIN
DALLAS
FORT WORTH
ATTORNEYS AND COUNSELORS	HOUSTON
NEW YORK
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DALLAS, TEXAS 75201-4693	ALGIERS
(214) 969-1700	MONTERREY
FAX (214) 969-1751	MEXICO CITY
www.tklaw.com	PARIS
RIO DE JANEIRO

June 8, 2005

Petrohawk Energy Corporation
1100 Louisiana, Suite 4400
Houston, Texas 77002

Re:	Tax Opinion Regarding Merger Among Mission Resources Corporation, Petrohawk Energy Corporation, and Petrohawk Acquisition Corporation

Ladies and Gentlemen:

     We have acted as counsel to Petrohawk Energy Corporation, a Delaware corporation (“Parent”), in connection with: (i) the Merger, as defined and described in the Agreement and Plan of Merger, dated as of April 3, 2005, and amended through June 8, 2005 (the “Merger Agreement”), by and among Parent, Petrohawk Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Purchaser”), and Mission Resources Corporation, a Delaware corporation (the “Company”); (ii) the Upstream Merger, as defined and described in the Merger Agreement, of the Surviving Corporation into Parent immediately following the Merger; and (iii) the preparation and filing with the Securities and Exchange Commission of the registration statement on Form S-4 in which the joint proxy statement will be included as a prospectus (the “Registration Statement”), each as amended or supplemented through the date hereof. This opinion is being delivered in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act and pursuant to Section 6.3(d) of the Merger Agreement. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.

     In connection with this opinion, we have examined and relied upon the accuracy and completeness (which we have neither investigated nor verified) of the facts, information, statements, representations, warranties, and covenants contained in the originals or copies, certified or otherwise, identified to our satisfaction, of the Merger Agreement, including the exhibits thereto, the Registration Statement, and such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion set forth below. We also have relied, with the consent of Parent, Purchaser, and the Company, upon statements and representations made by an authorized officer of each of Parent, Purchaser, and the Company, including in their respective letters dated the date hereof (collectively, the “Tax Certificates”), and have assumed that the Tax Certificates will be complete and accurate, and will be re-executed by appropriate officers, as of the Effective Time, and that all such statements and representations made to the knowledge of any person or entity or with similar qualification are and will be accurate and complete as if made without such qualification.

     For purposes of this opinion, we have assumed that: (i) the Merger will be consummated in the manner described in the Merger Agreement and the Registration Statement and that none of the terms and conditions contained therein will have been waived or modified in any respect prior to the Effective Time; (ii) the Upstream Merger will be consummated in the manner described in the Merger Agreement; and (iii) the Merger and the Upstream Merger will each qualify as a statutory merger under state law.

     In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service (“IRS”) and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time (possibly with retroactive effect). Additionally, our opinion is not binding on the IRS or the courts; accordingly, the IRS may assert a position contrary to our opinion, and a court may agree with the

IRS’s position. A change in the authorities, or the accuracy or completeness of any of the facts, information, documents, corporate records, covenants, warranties, statements, representations, or assumptions upon which our opinion is based could affect our conclusions.

     Based solely upon and subject to the foregoing, we are of the opinion that, for United States federal income tax purposes, (i) the Integrated Transaction will qualify as a reorganization within the meaning of Section 368(a) of the Code, and (ii) Parent and the Company will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code. In addition, we hereby confirm our opinion set forth under the heading “Material U.S. Federal Income Tax Consequences” in the Registration Statement, subject to the limitations and qualifications stated therein and herein.

     Except as set forth above, we express no other opinion. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) in applicable law or in any fact, information, document, corporate record, covenant, warranty, statement, representation, or assumption stated herein which becomes untrue, incomplete or incorrect. Any such change may affect the conclusions stated herein.

     This opinion has been prepared for you in connection with the transaction described herein. It may not be relied upon by anyone else without our prior written consent. In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the discussion of this opinion in the Registration Statement, to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the headings “Material U.S. Federal Income Tax Consequences “and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

THOMPSON & KNIGHT LLP